Exhibit 10.1

CUSIP #

CREDIT AGREEMENT

by and among

RADYNE CORPORATION

as Borrower,

CITIBANK, N.A.

as Administrative Agent,

and

THE LENDERS NAMED HEREIN

CITIBANK, N.A.

as Lead Arranger and Book Manager

Dated as of August 31, 2007

i

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption

SCHEDULES

Schedule 1.1	-	Existing Letters of Credit
Schedule 6.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(f)	-	Tax Audits
Schedule 6.1(h)	-	Environmental Matters
Schedule 6.1(i)	-	ERISA Plans
Schedule 6.1(l)	-	Material Contracts
Schedule 6.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 6.1(r)	-	Real Property
Schedule 6.1(t)	-	Debt and Guaranty Obligations
Schedule 6.1(u)	-	Litigation
Schedule 10.2	-	Existing Liens
Schedule 10.3	-	Existing Loans, Advances and Investments

CREDIT AGREEMENT, dated as of August 31, 2007, by and among Radyne Corporation, a Delaware corporation, as Borrower, the lenders that are or may become a party to this Agreement, as Lenders, and Citibank, N.A., a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

Borrower has requested a revolving credit facility, and subject to the terms and conditions hereof, Administrative Agent and the Lenders have each agreed to provide such facilities on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“AAA” shall have the meaning set forth in Section 13.5(d).

“Act” shall have the meaning assigned thereto in Section 13.24.

“Administrative Agent” means Citibank in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.6.

“Administrative Agent’s Office” means office of Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote twenty percent (20%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be Sixty Million Dollars ($60,000,000).

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall have the meaning assigned thereto in Section 4.1(c).

“Applicable Period” shall have the meaning assigned thereto in Section 4.1(g).

“Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arbitration Act” shall have the meaning assigned thereto in Section 13.5(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.9), and accepted by Administrative Agent, in substantially the form of Exhibit G or any other form approved by Administrative Agent.

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Borrower” means Radyne Corporation, a Delaware corporation, in its capacity as borrower hereunder.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Dallas, Texas and San Francisco, California, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” shall have the meaning assigned thereto in Section 4.1(c).

“Capital Asset” means, with respect to Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of Borrower and its Subsidiaries.

“Capital Expenditures” means with respect to Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means any lease of any property by Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of Borrower and its Subsidiaries.

“Cash Equivalents” shall have the meaning assigned thereto in Section 10.3(b).

“Cash Flow Leverage Ratio” shall have the meaning assigned thereto in Section 9.1.

“Change in Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any individual(s) or entity(s) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(s) or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Citibank” means Citibank, N.A., a national banking association.

“Claim” shall have the meaning set forth in Section 13.5(b).

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in a manner in accordance with this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans to and issue or participate in Letters of Credit issued for the account of Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in the Register, as the same may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof or by the execution and delivery of an Assignment and Assumption pursuant to the terms hereof.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

“Consolidated” means, when used with reference to financial statements or financial statement items of Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Credit Facility” means, collectively, the Revolving Credit Facility and the Swingline Facility.

“Credit Parties” means, collectively, Borrower and the Subsidiary Guarantors.

“Debt” means, with respect to Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including, without limitation, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person; (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities or partnership interests of such Person and (h) all net payment obligations incurred by any such Person pursuant to Hedging Agreements.

“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means a Subsidiary of Borrower which is organized under the laws of a State of the United States or the District of Columbia.

“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) Interest Expense, (ii) Tax Expense, and (iii) amortization, depreciation, impairment of goodwill or other intangible assets and other non-cash charges less (c) interest income and any extraordinary gains.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Swingline Lender and the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of Borrower or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve system (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in Dallas, Texas.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 5.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 4.11(a).

“Existing Letters of Credit” means those certain letters of credit listed on Schedule 1.1 hereto.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FASB 142” means the Financial Accounting Standards Board Statement No. 142, as in effect on the date of this Agreement, specifying applicable accounting principles with respect to goodwill adjustments.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by Administrative Agent. If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of Administrative

Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

“Fee Letter” means that certain Fee Letter dated June 1, 2007 from Administrative Agent to Borrower.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on or about December 31.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary of Borrower which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for Borrower and its Subsidiaries throughout the period indicated and (subject to Section 13.8) consistent with the prior financial practice of Borrower and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, permits, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” means, with respect to Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Increasing Lender” shall have the meaning assigned thereto in Section 3.8.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Interest Expense” means, with respect to Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements but excluding the effect of any changes in fair value with respect to any such Hedging Agreements) of Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Interest Period” shall have the meaning assigned thereto in Section 4.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Citibank or any other Lender, in its capacity as issuer of any Letter of Credit.

“Landlord Subordination Agreement” means each of the Landlord Subordination Agreements executed by Borrower and the applicable landlord with respect to each leased location where Borrower or any Subsidiary maintains Collateral, each in form and substance acceptable to Administrative Agent.

“L/C Commitment” means, as to any Lender, the obligation of such Lender to participate in Letters of Credit issued for the account of Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. The L/C Commitment of all Lenders on the Closing Date shall be the lesser of (a) the Revolving Credit Commitment and (b) $10,000,000.

“L/C Commitment Percentage” means, as to any Lender, at any time, the ratio of (a) the amount of the L/C Commitment of such Lender to (b) the L/C Commitment of all Lenders.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participant” means, with respect to the L/C Facility, each Person executing this Agreement as a Lender under the Revolving Credit Facility (other than the Issuing Lender).

“Lender” means (i) each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender, L/C Participants and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and (ii) each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.9.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Revolving Credit Commitment Percentage or L/C Commitment Percentage, as applicable, of the Extensions of Credit.

“Letters of Credit” shall have the meaning assigned thereto in Section 3.1.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $1,000,000 for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $1,000,000 would be offered by first class banks in the London interbank market to Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by Administrative Agent pursuant to the following formula:

LIBOR Rate	=	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, the Notes, the Applications, the Security Documents, the Landlord Subordination Agreements, and each other document, instrument, certificate and agreement executed and delivered by any Credit Party or any other Person in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans and “Loan” means any of such Loans.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Contract” means any contract or other agreement, written or oral, of Borrower or any of its Subsidiaries the failure of any Person party thereto to comply with which, or the cancellation of which, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earliest of (a) August 31, 2011, (b) the date of termination of the Revolving Credit Facility by Borrower pursuant to Section 2.6, or (c) the date of termination of the Revolving Credit Facility by Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

“Maximum Rate” means the higher of the maximum interest rate allowed by applicable United States or Texas law as amended from time to time and in effect on the date for which a determination of interest accrued hereunder is made. The determination of the maximum rate permitted by applicable Texas law shall be made pursuant to the weekly ceiling as determined pursuant to Chapter 303 of the Texas Finance Code, but Lenders reserve the right to implement from time to time any other rate ceiling permitted by such law.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Income” means, with respect to Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is attributable to such period and is scheduled or declared payable or is otherwise required to be paid to Borrower or any of its Subsidiaries by dividend or other distribution or otherwise, so long as such dividend or distribution is not restricted in any manner, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions; provided further that there shall be excluded from Net Income any item of income or expense relating to change in fair value of any Hedging Agreement.

“Notes” means the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice of Account Designation” shall have the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” shall have the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all existing or future payments and other obligations owing by Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder), with any Person that is a Lender or an Affiliate of a Lender hereunder at the time such Hedging Agreement is executed (all such obligations with respect to any such Hedging Agreement, “Hedging Obligations” and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by Borrower or any of its Subsidiaries to the Lenders or Administrative Agent, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” means the Office of Foreign Assets Control of the United Stated Department of the Treasury, or any successor office or agency.

“Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 8.2.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned thereto in Section 13.9(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of Borrower or any of its current or former ERISA Affiliates.

“Permitted Acquisition” means an acquisition of the stock or other ownership interest of any Person or the acquisition of all or a substantial part of the assets of any Person, so long as (a) such acquisition of stock or other ownership interest or assets does not result in Borrower or any of its Subsidiaries being engaged in a line of business which is not substantially similar to the business of Borrower and its Subsidiaries on the Closing Date, (b) if an acquisition of stock or other ownership interest of any Person, such acquisition is not “hostile”, and (c) at the time of such acquisition and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, Borrower is in compliance with the financial covenants set forth in Article IX hereof.

“Permitted Lien” means any Lien permitted pursuant to Section 10.2 hereof.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Pledge Agreements” means the collective reference to those certain Pledge Agreements by the holders of each Foreign Subsidiary’s stock, in favor of Administrative Agent for the ratable benefit of the Lenders as required by Sections 4.13(c) and (d), as the same may be amended, restated, supplemented or modified from time to time.

“Pledgors” means each person executing a Pledge Agreement.

“Prime Rate” means that variable rate of interest per annum established by Citibank from time to time as its prime rate which shall vary from time to time. Such rate is set by Citibank as a general reference rate of interest, taking into account such factors as Citibank may deem appropriate, it being understood that many of Citibank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate charged to any customer and that Lenders may make various commercial or other loans at rates of interest having no relationship to such rate.

“Register” has the meaning assigned thereto in Section 13.9(c).

“Reimbursement Obligation” means the obligation of Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, (i) any combination of not less than two (2) Lenders holding in the aggregate fifty-one percent (51%) or more of the outstanding Extensions of Credit plus the aggregate unused Revolving Credit Commitment at such time or, (ii) if the Credit Facility has been terminated pursuant to Section 11.2, any combination of not less than two (2) Lenders holding fifty-one percent (51%) or more of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means any of the following: the chief executive officer, chief operating officer, chief financial officer, general counsel, principal accounting officer or treasurer of the applicable Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Closing Date shall be $60,000,000.

“Revolving Credit Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Revolving Credit Commitments of all Lenders.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Loans” means any revolving loan made to Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by Borrower payable to the order of a Lender, substantially in the form of Exhibit A-1 hereto, evidencing a Revolving Credit Loan, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov, or as otherwise published from time to time.

“Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Security Agreements” means the collective reference to each Security Agreement executed by Borrower and each Domestic Subsidiary in favor of Administrative Agent for the ratable benefit of the Lenders, dated as of even date herewith, as they may be amended, restated, supplemented or modified from time to time.

“Security Documents” means the collective reference to the Subsidiary Guaranty Agreement, the Security Agreements, the Pledge Agreements and each other agreement or writing pursuant to which Borrower or any Subsidiary thereof purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Funded Debt” means, for Borrower and its Subsidiaries on a consolidated basis, all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term liabilities, less the non-current portion of Subordinated Liabilities.

“Solvent” means, as to Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subsequent Lender” shall have the meaning assigned thereto in Section 3.8.

“Subordinated Liabilities” means liabilities subordinated to the Obligations in a manner acceptable to Administrative Agent in its sole discretion.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Borrower.

“Subsidiary Guaranteed Obligations” means the collective reference to the guaranteed obligations of each of the Subsidiaries party to the Subsidiary Guaranty Agreement.

“Subsidiary Guarantors” means the collective reference to the Domestic Subsidiaries of Borrower that are party to, or are required to become party to pursuant to Section 8.11 hereof, the Subsidiary Guaranty Agreement.

“Subsidiary Guaranty Agreement” means the Guaranty Agreement of even date herewith executed by each of the Subsidiary Guarantors in favor of Administrative Agent for the ratable benefit of itself and the Lenders as further amended, restated, supplemented or otherwise modified from time to time.

“Swingline Commitment” means the lesser of (a) Three Million Dollars ($3,000,000) and (b) the aggregate Revolving Credit Commitment of the Lenders.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Citibank in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means the Swingline Note made by Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swingline Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

“Swingline Termination Date” means the first to occur of (a) the resignation of Citibank as Administrative Agent in accordance with Section 12.6 and (b) the Maturity Date.

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets, but excluding goodwill, patents, trademarks, tradenames, organization expense, unamortized debt discount and expense, deferred research and development expense, and other like intangibles) less current liabilities and long-term liabilities, including but not limited to accrued and deferred federal or state income Taxes.

“Tax Expense” means, with respect to Borrower and its Subsidiaries for any period, federal, state, local and foreign income, value added and similar taxes, franchise taxes and single business taxes imposed on Borrower or any of its Subsidiaries, without duplication, for such period.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas, as amended or modified from time to time.

“United States” means the United States of America.

SECTION 1.2. Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein.

SECTION 1.4. UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5. Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6. References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

SECTION 1.8. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1. Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Loans to Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to Borrower shall not at any time exceed such Lender’s Revolving Credit

Commitment less such Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans and L/C Obligations. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder from the Closing Date until the Maturity Date.

SECTION 2.2. Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations, and (ii) the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of Administrative Agent. Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, if Borrower has not repaid such outstanding Swingline Loans within one (1) Business Day of such demand by the Swingline Lender, Borrower hereby authorizes Administrative Agent to charge any account maintained by Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which Administrative Agent has received notice in the manner required pursuant to Section 12.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 11.1(j) or (k) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

SECTION 2.3. Procedure for Advances of Revolving Credit and Swingline Loans.

(a) Requests for Borrowing. Borrower shall give Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 12:00 noon (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 12:00 noon shall be deemed received on the next Business Day. Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date, (i) each Lender will make available to Administrative Agent, for the account of Borrower, at the office of Administrative Agent in funds immediately available to Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to Administrative Agent, for the account of Borrower, at the office of Administrative Agent in funds immediately available to Administrative Agent, the Swingline Loans to be made on such borrowing date. Borrower hereby irrevocably authorizes Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by Borrower to Administrative Agent or as may be otherwise agreed upon by Borrower and Administrative Agent from time to time. Subject to Section 4.7 hereof, Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

SECTION 2.4. Repayment of Loans.

(a) Repayment on Termination Date. Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Repayment of Revolving Credit Loans. If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Revolving Credit Commitment, then, in such case, Borrower agrees to repay immediately upon notice from Administrative Agent, by payment to Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by Administrative Agent, for the benefit of the Lenders, in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b)).

(c) Optional Prepayments. Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, upon at least three (3) Business Days’ irrevocable prior written notice to Administrative Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable prior written notice with respect to Base Rate Loans and Swingline Loans, in the form attached hereto as Exhibit D (a “Notice of Prepayment”) specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayment shall be in an aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. Each such prepayment shall be accompanied by an amount required to be paid pursuant to Section 4.9 hereof.

(d) Limitation on Prepayment of LIBOR Rate Loans. Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(e) Hedging Agreements. No repayment or prepayment pursuant to this Section shall affect any of Borrower’s obligations under any Hedging Agreement.

SECTION 2.5. Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days’ prior written notice to Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

(b) Corresponding Payment. Each permanent reduction permitted or required pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, Borrower shall be required to deposit cash collateral in a cash collateral account opened by Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 11.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 11.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.6. Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1. L/C Commitment. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (including, without limitation, direct pay standby letters of credit), (“Letters of Credit”) for the account of Borrower on any Business Day from the Closing Date through but not including the Maturity Date in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be a standby (including, without limitation, a direct pay standby) or commercial Letter of Credit issued to support obligations of Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (ii) expire on a date satisfactory to the applicable Issuing Lender, which date shall be no later than the earlier of (A) one year from the date of issuance of such Letter of Credit and (B) the fifth (5th) Business Day prior to the Maturity Date and (iii) be subject to the Uniform Customs and/or ISP98, as set forth in the Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of Texas. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

SECTION 3.2. Procedure for Issuance of Letters of Credit. Borrower may from time to time after the Closing Date request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing

Lender an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the applicable Issuing Lender and Borrower. Such Issuing Lender shall promptly furnish to Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s Letter of Credit participation therein.

SECTION 3.3. Commissions and Other Charges.

(a) Letter of Credit Commission. Borrower shall pay to Administrative Agent, for the account of each Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to LIBOR Rate Loans for the Revolving Credit Facility (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date and thereafter on demand of Administrative Agent. Administrative Agent shall, promptly following its receipt thereof, distribute to each Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, Borrower shall pay each Issuing Lender an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in an amount equal to the greater of (i) the face amount of such Letter of Credit multiplied by 1/8th of 1% per annum or (ii) $250. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date and thereafter on demand of Administrative Agent.

(c) Other Costs. In addition to the foregoing fees and commissions, Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4. L/C Participations.

(a) Participations. Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by an Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which an Issuing Lender is not reimbursed in full by Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Payments by L/C Participants. Upon becoming aware of any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, such Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date. If any such amount is paid to an Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of an Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to an Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Distributions to L/C Participants. Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, or an Issuing Lender receives any payment related to such Letter of Credit (whether directly from Borrower or otherwise, or any payment of interest on account thereof), such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by an Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5. Reimbursement Obligation of Borrower. In the event of any drawing under any Letter of Credit, Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, each Issuing Lender on each date on which an Issuing Lender notifies Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by an Issuing Lender in connection with such payment. Unless Borrower shall immediately notify an Issuing Lender that Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, Borrower shall be deemed to have timely given a Notice of Borrowing to Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse each Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse any Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6. Obligations Absolute. Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which Borrower may have or have had against any Issuing Lender, the L/C Participants or any beneficiary of a Letter of Credit or any other Person. Borrower also agrees that the Issuing Lenders and the L/C Participants shall not be responsible for, and Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct. Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to Borrower. The responsibility of an Issuing Lender to Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7. Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8 Lenders; Increase in Revolving Credit Commitment. Administrative Agent may, upon receipt of internal credit approval, from time to time at the request of Borrower, increase the Aggregate Commitment by (i) admitting additional Lenders hereunder (each a “Subsequent Lender”), or (ii) increasing the Revolving Credit Commitment of any Lender (each an “Increasing Lender”), subject to the following conditions:

(a) each Subsequent Lender is an Eligible Lender;

(b) Borrower executes (A) a new Revolving Credit Note payable to the order of a Subsequent Lender, if requested, or (B), a replacement Revolving Credit Note payable to the order of an Increasing Lender;

(c) each Subsequent Lender executes and delivers to Administrative Agent a signature page to this Agreement;

(d) after giving effect to the admission of any Subsequent Lender or the increase in the Revolving Credit Commitment of any Increasing Lender, the Aggregate Commitment does not exceed $75,000,000;

(e) each increase in the Aggregate Commitment shall be in the minimum amount of $5,000,000 or a greater integral multiple thereof;

(f) no Default of Event of Default exists;

(g) no Lender shall be an Increasing Lender without the written consent of such Lender;

(h) the amount of all increases in the Aggregate Commitment pursuant to this Section 3.8 shall not exceed $15,000,000 in the aggregate;

(i) Borrower pays to Administrative Agent, for the benefit of any Subsequent Lender or Increasing Lender, an origination fee of 0.15%, calculated on the amount of the increase to such Lenders Revolving Credit Commitment; and

(j) Borrower pays to Administrative Agent, for its account, the fees set forth in the accordion fee letter dated as of even date herewith.

In the event that there are any Loans outstanding after giving effect to an increase in the Aggregate Commitment pursuant to this Section 3.8, upon notice from the Administrative Agent to each Lender, the amount of such Loans owing to each Lender shall be approximately adjusted to reflect the new pro rata exposure of the Lenders, and Borrower shall pay any funding losses associated therewith pursuant to Section 4.9.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1. Interest.

(a) Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate minus the Applicable Margin as set forth in Section 4.1(c) or (B) the LIBOR Rate plus the Applicable Margin as set forth in Section 4.1(c) (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin as set forth in Section 4.1(c). Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Each Loan or portion thereof bearing interest based on the Base Rate shall be a “Base Rate Loan”, and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.” Any Loan or any portion thereof as to which Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) Interest Periods. In connection with each LIBOR Rate Loan, Borrower, by giving notice at the times described in Section 4.1(a), shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3) months or six (6) with respect to each LIBOR Rate Loan; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Maturity Date and Interest Periods shall be selected by Borrower so as to permit Borrower to make mandatory reductions of the Revolving Credit Commitment pursuant to Section 2.5(b) without payment of any amounts pursuant to Section 5.9; and

(v) there shall be no more than six (6) Interest Periods in effect at any time.

(c) Applicable Margin. The Applicable Margin provided for in Section 5.1(a) with respect to any Loan (the “Applicable Margin”) shall be based upon the table set forth below and shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the earlier of (i) the date on which Borrower provides or (ii) the date on which Borrower is required to provide, an Officer’s Compliance Certificate for the most recently ended fiscal quarter of Borrower; provided, however, that (a) the initial Applicable Margin shall be based on Pricing Level II (as shown below) and shall remain at Pricing Level II until the first Calculation Date following December 31, 2007 and thereafter the Pricing Level shall be determined by reference to the Cash Flow Leverage Ratio as of the last day of the most recently ended fiscal quarter of Borrower preceding the applicable Calculation Date, and (b) if Borrower fails to provide the Officer’s Compliance Certificate as required by Section 7.2 for the most recently ended fiscal quarter of Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided; at which time the Pricing Level shall be determined by reference to the Cash Flow Leverage Ratio as of the last day of the most recently ended fiscal quarter of Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Pricing Level	Cash Flow Leverage Ratio	LIBOR	Base Rate	Commitment Fee
I	Greater than or equal to 2.50 to 1.00	1.750%	0.500%	0.2000%
II	Greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00	1.500%	0.500%	0.2000%
III	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.250%	0.500%	0.2000%
IV	Less than 1.00 to 1.00	1.000%	0.500%	0.1750%

(d) Default Rate. Subject to Section 11.3, (i) automatically upon the occurrence and during the continuance of any Event of Default under Sections 11.1(a) or 11.1(b) and (ii) at the election of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, (A)

Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign. Such interest shall be payable on demand of Administrative Agent.

(e) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing on the first such day following the Closing Date; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto; provided that if any Interest Period is greater than three (3) months, then interest shall be payable on the respective dates that fall every three (3) months after the beginning of such Interest Period. Subject to Section 5.1(f), interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

(f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at Administrative Agent’s option (i) promptly refund to Borrower any interest received by the Lenders in excess of the Maximum Rate or (ii) shall apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that Borrower not pay or contract to pay, and that neither Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

(g) Clawback. In the event that any financial statement delivered pursuant to Section 7.1 or any Officer’s Compliance Certificate delivered pursuant to Section 7.2 is shown to be inaccurate as to the Cash Flow Leverage Ratio (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have lead to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall immediately deliver to Administrative Agent a correct Officer’s Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined using the Pricing Level applicable for such Applicable Period based upon the corrected Officer’s Compliance Certificate, and (iii) Borrower shall immediately pay to Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of Administrative Agent and the Lenders under Section 4.1(d) and Article XI and other provisions of this Agreement. The obligations of Borrower under this paragraph shall survive termination of the Commitments and the repayment of all other Obligations hereunder.

SECTION 4.2. Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever Borrower desires to convert or continue Loans as provided above, Borrower shall give Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 4.3. Fees.

(a) Commitment Fee. Borrower shall pay to Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to the Applicable Margin for the Commitment Fee specified in the table in Section 4.1(c) on the aggregate average daily unused portion of the Revolving Credit Commitment; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purposes of calculating such fee. The fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing on the first such day following the Closing Date, and on the Maturity Date. Such fee shall be distributed by Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages.

(b) Administrative Agent’s and Other Fees. In order to compensate Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, Borrower agrees to pay to Administrative Agent, for its account, the fees set forth in the Fee Letter.

SECTION 4.4. Manner of Payment. Each payment by Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to Administrative Agent at Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentage, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by Administrative Agent of each such payment, Administrative Agent shall promptly distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Revolving Credit Commitment Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of Administrative Agent and any amount payable to any Lender under Sections 4.8, 4.9, 4.10, 4.11 or 13.2 shall be paid to Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 4.5. Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

SECTION 4.6. Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 13.2 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7. Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless Administrative Agent shall have received written notice from a Lender prior to a proposed borrowing date that such Lender will not make available to Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), Administrative Agent may assume that such Lender has made such portion available to Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If such amount is made available to Administrative Agent on a date after such borrowing date, such Lender shall pay to Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to Administrative Agent and the denominator of which is 360. A certificate of Administrative Agent with respect to any amounts owing under this Section 4.7 shall be conclusive, absent manifest error. If such Lender’s Revolving Credit Commitment Percentage of such borrowing is not made available to Administrative Agent by such Lender within three (3) Business Days after such borrowing date, Administrative Agent shall be entitled to recover such amount made available by Administrative Agent with interest thereon at the rate per annum applicable to such borrowing hereunder, on demand, from Borrower. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Revolving Credit Commitment Percentage shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 4.8. Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via Telerate or offered to Administrative Agent or such Lender for such Interest Period, then Administrative Agent shall forthwith give notice thereof to Borrower. Thereafter, until Administrative Agent notifies Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to Administrative Agent and Administrative Agent shall promptly give notice to Borrower and the other Lenders. Thereafter, until Administrative Agent notifies Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 4.9. Indemnity. Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to Borrower through Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, Borrower shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or the Issuing Lender in the event Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(g) Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 4.12. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.9), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 13.9,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts),

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

SECTION 4.13. Security. The Obligations shall be secured pursuant to the Security Documents as follows:

(a) each Subsidiary Guarantor shall guarantee the payment and performance of the Obligations pursuant to the terms of one or more Subsidiary Guaranty Agreements;

(b) each of Borrower and each Domestic Subsidiary shall pledge substantially all of its personal property assets pursuant to the terms of one or more Security Agreements;

(c) If at any time the Dollar value of total assets of any Foreign Subsidiary equals or exceeds four percent (4%) of the aggregate Dollar value of the total assets of Borrower and its Subsidiaries on a Consolidated basis, then Borrower shall pledge or cause to be pledged, sixty-six and two-thirds percent (66 2/3%) of the outstanding stock or other ownership interest in such Foreign Subsidiary to secure payment and performance of the Obligations; and

(d) If at any time the aggregate Dollar value of total assets of all Foreign Subsidiaries equals or exceeds five percent (5%) of the aggregate Dollar value of the total assets of Borrower and its Subsidiaries on a Consolidated basis, then Borrower shall pledge or cause to be pledged, sixty-six and two-thirds percent (66 2/3%) of the outstanding stock or other ownership interest in each Foreign Subsidiary to secure payment and performance of the Obligations.

For purposes of the pledges required by Sections 4.13(c) and (d) above, such pledges shall be pursuant to one or more Pledge Agreements in form and substance acceptable to Administrative Agent, and shall be accompanied by such evidences of ownership as are required by the Applicable Law of the jurisdiction of organization of each Foreign Subsidiary. Further, such pledges shall be accompanied by opinions of counsel to such Foreign Subsidiaries as to enforceability, conflict with laws and perfection, in each case reasonably acceptable to Administrative Agent.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1. Closing. The closing shall take place at such place and on such other date and time as the parties hereto shall mutually agree.

SECTION 5.2. Conditions to Closing. The obligation of the Lenders to close this Agreement is subject to the satisfaction of each of the following conditions, each to the reasonable satisfaction of the Lenders:

(a) Executed Loan Documents. This Agreement, any requested Revolving Credit Notes and/or Swingline Note, the Security Documents, the Landlord Subordination Agreements, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and Borrower shall have delivered original counterparts thereof to Administrative Agent.

(b) Closing Certificates; etc.

(i) Officer’s Certificate of Borrower. Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to Administrative Agent, to the effect that all representations and warranties of Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete; that neither Borrower nor any of its Subsidiaries is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that Borrower and its Subsidiaries have satisfied each of the funding conditions.

(ii) Certificate of Secretary of Borrower, the Pledgors and each of the Subsidiary Guarantors. Administrative Agent shall have received a certificate of the secretary or assistant secretary of each of Borrower, each entity Pledgor and the Subsidiary Guarantors certifying as to the incumbency and genuineness of the signature of each officer of Borrower, each entity Pledgor, or such Subsidiary Guarantor executing the Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of limited partnership, articles of incorporation or other organizational document of Borrower, each entity Pledgor or such Subsidiary Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws, partnership agreement, operating agreement or other operative document of Borrower, each entity Pledgor or such Subsidiary Guarantor as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors or partners or members of Borrower, each entity Pledgor or such Subsidiary Guarantor authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

(iii) Certificates of Good Standing. Administrative Agent shall have received long-form certificates as of a recent date of the good standing of Borrower, each entity Pledgor and each of the Subsidiary Guarantors under the laws of its jurisdiction of organization and, to the extent requested by Administrative Agent, each other jurisdiction where Borrower, each entity Pledgor and each of the Subsidiary Guarantors is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

(iv) Tax Forms. Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 4.11(e) hereof.

(c) Opinions of Counsel. Administrative Agent shall have received favorable opinions of counsel to Borrower, each Pledgor, and the Subsidiary Guarantors addressed to Administrative Agent and the Lenders with respect to the Loan Documents, the Lenders’ security interests, and such other matters as the Lenders shall request.

(d) Collateral.

(i) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the collateral described in the Security Documents shall have been received by Administrative Agent and Administrative Agent shall have received evidence satisfactory thereto that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein.

(ii) Pledged Collateral. Administrative Agent shall have received original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Pledge Agreements, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

(iii) Lien Search. Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against such entities as Administrative Agent may request under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of its assets are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

(iv) Hazard and Liability Insurance. Administrative Agent shall have received certificates of insurance (naming Administrative Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), evidence of payment of all insurance premiums for the current policy year of each, and, if requested by Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to Administrative Agent.

(e) Consents; Defaults.

(i) Governmental and Third Party Approvals. Borrower shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities (including, without limitation, the Securities and Exchange Commission, the Federal Trade Commission and all consents required in connection with any existing bond financings) and courts having jurisdiction with respect to the Loan Documents.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents, or which, in Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated hereby or thereby.

(iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

(iv) Payment at Closing; Fee Letter. Borrower shall have paid to Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 (including, without limitation, all fees due under the Fee Letter) and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f) Financial Matters.

(i) Annual Financial Statements. Administrative Agent shall have received the audited Consolidated financial statements of Borrower, for the years ended December 31, 2004, December 31, 2005 and December 31, 2006, all in form and substance satisfactory to Administrative Agent and prepared in accordance with GAAP, except for required GAAP disclosures.

(ii) Quarterly Financial Statements. Administrative Agent shall have received an unaudited Borrower prepared Consolidated financial statements of the Borrower for the fiscal quarter ending March 31, 2007 (including detail by plant and location).

(iii) Financial Condition Certificate. Borrower shall have delivered to Administrative Agent a certificate, in form and substance satisfactory to Administrative Agent, and certified as accurate by a Responsible Officer, that (A) each Credit Party is Solvent, and (B) attached thereto are calculations evidencing compliance, as of the Closing Date, on a pro forma basis with the covenants contained in Article IX hereof.

(g) Miscellaneous.

(i) Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing, as applicable, from Borrower in accordance with Section 2.3(a) and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii) Existing Debt. All Debt of Borrower and its Subsidiaries, other than Debt permitted pursuant to Section 10.1, shall be repaid in full and all security therefor released.

(iii) Due Diligence. Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of Borrower and its Subsidiaries in scope and determination satisfactory to Administrative Agent in its sole discretion, including without limitation a pre-funding field audit.

(iv) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Administrative Agent. Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 5.3. Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing continuation, conversion, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Additional Documents. Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BORROWER

SECTION 6.1. Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, Borrower and its Subsidiaries hereby represent and warrant to Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that, from and after the Closing Date:

(a) Organization; Power; Qualification. Each of Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except to the extent that the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions in which Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

(b) Ownership. Each Subsidiary of Borrower as of the Closing Date is listed on Schedule 6.1(b). As of the Closing Date, Borrower and its Subsidiaries have outstanding the general or limited partnership interests, capital stock or membership interests, described on Schedule 6.1(b). All outstanding general or limited partnership interests, capital stock or membership interests have been duly authorized and validly issued and are not subject to any preemptive or similar rights.

(c) Authorization of Agreement, Loan Documents and Borrowing. Each of Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of

Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(e) Compliance with Law; Governmental Approvals. Each of Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law.

(f) Tax Returns and Payments. Each of Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. Such returns accurately reflect in all material respects all liability for taxes of Borrower and its Subsidiaries for the periods covered thereby. Except as described on Schedule 6.1(f), there is no ongoing audit or examination or, to the knowledge of Borrower, other investigation by any Governmental Authority of the tax liability of Borrower and its Subsidiaries. No Governmental Authority has asserted any Lien or other claim against Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of Borrower and any of its Subsidiaries are in the judgment of Borrower adequate, and Borrower does not anticipate any additional taxes or assessments for any of such years.

(g) Intellectual Property Matters. Each of Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

(h) Environmental Matters. Except as to matters described in Schedule 6.1(h) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) The properties owned, leased or operated by Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(ii) Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii) Neither Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by of Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations; and

(vi) There has been no release, or to the best of Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(i) ERISA.

(i) As of the Closing Date, neither Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i);

(ii) Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all

Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(iii) As of the Closing Date, no Pension Plan has been terminated for which the liabilities have not been satisfied in full, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(c) or 4063(a) of ERISA with respect to any Pension Plan;

(iv) Neither Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v) No Termination Event has occurred or is reasonably expected to occur which could reasonably result in liability in excess of $2,000,000 in the aggregate, other than a Termination Event described in clause (d) of the definition thereof, in which case adequate reserves in respect thereof have been established on the books of Borrower or the affected ERISA Affiliate to the extent required by GAAP; and

(vi) No proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j) Margin Stock. Neither Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans, or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k) Government Regulation. Neither Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l) Material Contracts. Schedule 6.1(l) sets forth a complete and accurate list of all Material Contracts of Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. Borrower and its Subsidiaries have delivered to Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1(l) or any other Schedule hereto. Neither Borrower nor any Subsidiary (nor, to the knowledge of Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

(m) Employee Relations. Each of Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(m). Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

(n) Burdensome Provisions. Neither Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to Borrower or any Subsidiary or to transfer any of its assets or properties to Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(o) Financial Statements. The audited Consolidated balance sheet of Borrower and its Consolidated Subsidiaries, as of December 31, 2006 and related audited statements of income and retained earnings and cash flows, as of December 31, 2006 and related unaudited interim statements of income and retained earnings and cash flows, copies of which have been furnished to Administrative Agent and each Lender, are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of each Consolidated group as at such date, and the results of the operations and cash flows for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Except as disclosed on a Schedule 6.1(t) attached hereto, Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(p) No Material Adverse Change. Since December 31, 2006, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, Borrower and its Subsidiaries, taken as a whole, will be Solvent.

(r) Titles to Properties. Schedule 6.1(r) sets forth a list of each parcel of material real property owned or leased by Borrower or its Subsidiaries. Each of Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of Borrower and its Subsidiaries delivered pursuant to Section 6.1(o), except those which have been disposed of by Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(s) Liens. None of the properties and assets of Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 10.2. No financing statement under the Uniform Commercial Code of any state which names Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.2 hereof and any filings made for notice purposes only with respect to any operating lease.

(t) Debt and Guaranty Obligations. Schedule 6.1(t) is a complete and correct listing of all Debt and Guaranty Obligations of Borrower and its Subsidiaries as of the Closing Date in excess of $100,000. Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of Borrower or its Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

(u) Litigation. Except for matters existing on the Closing Date which are set forth on Schedule 6.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of Borrower, threatened against or in any other way relating adversely to or affecting Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority for which liability to Borrower or its Subsidiaries may equal or exceed $250,000.

(v) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which Borrower or its Subsidiaries is a party or by which Borrower or its Subsidiaries or any of their respective properties may be bound or which would require Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

(w) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of Borrower or any Subsidiary thereof (other than financial projections, which shall be subject to the standard set forth in Section 7.1(c)) and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to Administrative Agent or the Lenders by Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. Borrower is not aware of any facts which it has not disclosed in writing to Administrative Agent having a Material Adverse Effect, or insofar as Borrower can now foresee, which could reasonably be expected to have a Material Adverse Effect.

(x) OFAC. Neither Borrower nor any Subsidiary or Affiliate thereof (i) is a Sanctioned Person, (ii) has a substantial portion of its assets in Sanctioned Countries or (iii) derives a substantial portion of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Extensions of Credit will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION 6.2. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, Borrower will furnish or cause to be furnished to Administrative Agent at Administrative Agent’s Office at the address set forth in Section 13.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by Administrative Agent and Lenders from time to time:

SECTION 7.1. Financial Statements.

(a) Quarterly Financial Statements. As soon as practicable and in any event within fifty (50) calendar days after the end of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail and, for periods following the anniversary of the Closing Date, setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by Borrower in accordance with GAAP (excluding required GAAP disclosures) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Responsible Officer of Borrower to present fairly in all material respects the financial condition of Borrower and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

(b) Annual Financial Statements. As soon as practicable and in any event within one hundred five (105) calendar days after the end of each Fiscal Year, an audited Consolidated and an unaudited consolidating balance sheet of Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated and an unaudited consolidating statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail and, for periods following the anniversary of the Closing Date, setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year. The audited financial statements shall be prepared by KPMG, LLP, or other independent certified public accounting firm acceptable to Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by Borrower or any of its Subsidiaries or with respect to accounting principles followed by Borrower or any of its Subsidiaries not in accordance with GAAP.

(c) Annual Financial Projections. As soon as practicable and in any event within thirty (30) calendar days after the end of each Fiscal Year, financial projections of Borrower and its Subsidiaries for the next succeeding Fiscal Year certified by a Responsible Officer of Borrower to present fairly in all material respects the financial projections of Borrower and its Subsidiaries.

SECTION 7.2. Officer’s Compliance Certificate. As soon as practicable and in any event within fifty (50) days after the end of each fiscal quarter of each Fiscal Year, and at such other times as Administrative Agent shall reasonably request, a certificate of a Responsible Officer or the treasurer of Borrower in the form of Exhibit F attached hereto (an “Officer’s Compliance Certificate”).

SECTION 7.3. Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements addressed to Administrative Agent for the benefit of the Lenders:

(a) stating that in making the examination necessary for the certification of such financial statements, with respect to financial matters, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

(b) including the calculations prepared by such accountants required to establish whether or not Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period.

SECTION 7.4. Other Reports.

(a) Promptly upon receipt thereof, copies of all reports, if any, submitted to Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and

(b) such other information regarding the operations, business affairs and financial condition of Borrower or any of its Subsidiaries as Administrative Agent or any Lender may reasonably request.

SECTION 7.5. Notice of Litigation and Other Matters. Prompt (but in no event later than five (5) days after an officer of Borrower obtains knowledge thereof) telephonic and written notice of:

(a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses in which the uninsured amount in controversy exceeds $250,000;

(b) any notice of any violation received by Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against Borrower or any Subsidiary thereof;

(d) any attachment, judgment, lien, levy or order exceeding $250,000 that may be assessed against or threatened against Borrower or any Subsidiary thereof;

(e) (i) any Default or Event of Default, (ii) the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default or (iii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which Borrower or any of its Subsidiaries is a party or by which Borrower or any Subsidiary thereof or any of their respective properties may be bound;

(f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) Borrower obtaining knowledge or reason to know that Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(g) any event which makes any of the representations set forth in Section 6.1 inaccurate in any respect.

SECTION 7.6. Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of Borrower to Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, or any other Loan Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(x).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, Borrower will, and will cause each of its Subsidiaries to:

SECTION 8.1. Preservation of Existence and Related Matters. Except as permitted by Section 12.4, preserve and maintain its separate corporate, partnership or limited liability company existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation, limited partnership or limited liability company and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.2. Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

SECTION 8.3. Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as are required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.4. Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 8.5. Payment and Performance of Obligations. Pay and perform all Obligations and Guaranty Obligations, as applicable, under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section 8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.6. Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business.

SECTION 8.7. Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 8.8. Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (d) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any material liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to Administrative Agent upon Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by Administrative Agent.

SECTION 8.9. Compliance with Agreements. Comply in all material respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract.

SECTION 8.10. Visits and Inspections. Permit representatives of Administrative Agent not more than twice in any calendar year or any time after an Event of Default, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. All such inspections and audits shall be at the sole expense of Borrower.

SECTION 8.11. Additional Subsidiaries.

(a) Within thirty (30) days after the creation or acquisition of any Domestic Subsidiary of Borrower, cause to be executed and delivered to Administrative Agent (i) a duly executed Security Agreement by such Domestic Subsidiary and a duly executed joinder agreement to the Subsidiary Guaranty, each in form and substance reasonably satisfactory to Administrative Agent, (ii) updated Schedules 7.1(a), 7.1(b) and 7.1(r) reflecting the creation or acquisition of such Subsidiary, (iii) any other documents and certificates as may be requested by Administrative Agent; and

(b) Within thirty (30) days after the creation or acquisition of any Foreign Subsidiary of Borrower, Borrower shall comply with the requirements of Sections 4.13(c) and (d) hereof with respect to such Foreign Subsidiary, and cause to be executed and delivered to Administrative Agent (i) updated Schedules 7.1(a), 7.1(b) and 7.1(r) reflecting the creation or acquisition of such Foreign Subsidiary and (ii) any other documents and certificates as may be requested by Administrative Agent.

SECTION 8.12. Use of Proceeds of Extensions of Credit. Use the proceeds of the Extensions of Credit (a) to refinance existing Debt of Borrower, (b) for working capital and general corporate requirements of Borrower and its Subsidiaries and (c) Permitted Acquisitions.

SECTION 8.13. Principal Depository. Maintain Citibank or any Lender as its principal depository bank, including for maintenance of business, cash management and operating and administrative accounts.

SECTION 8.14. Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as Administrative Agent or the Required Lenders (through Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

ARTICLE IX

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, from and after the Closing Date, Borrower and its Subsidiaries on a Consolidated basis will not:

SECTION 9.1. Cash Flow Leverage Ratio. As of any fiscal quarter end during any period set forth below, permit the ratio (the “Cash Flow Leverage Ratio”) of (a) Senior Funded Debt on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be greater than 3.0 to 1.0.

SECTION 9.2. Tangible Net Worth. Maintain on a consolidated basis Tangible Net Worth equal to at least $50,000,000.

SECTION 9.3. Capital Expenditures. Spend or incur Capital Expenditures in an amount greater than $5,000,000 in any single Fiscal Year on a Consolidated basis, without the prior written consent of Administrative Agent.

SECTION 9.4. Net Income. As of any fiscal quarter end, permit the net income of Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, to be less than $1.00 for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, Borrower will not and will not permit any of its Subsidiaries to:

SECTION 10.1. Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

(a) the Obligations (excluding Hedging Obligations permitted pursuant to Section 10.1 (b));

(b) Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to Administrative Agent; provided, that any counterparty that is a Lender shall be deemed satisfactory to Administrative Agent.

(c) Debt existing on the Closing Date and not otherwise permitted under this Section 10.1, as set forth on Schedule 6.1(t) and the renewal and refinancing (but not the increase in the aggregate principal amount) thereof;

(d) Debt of Borrower and its Subsidiaries incurred in connection with Capitalized Leases in an aggregate amount not to exceed $250,000 on any date of determination;

(e) purchase money Debt of Borrower and its Subsidiaries in an aggregate amount not to exceed $250,000 on any date of determination;

(f) intercompany Debt owed by any Credit Party to another Credit Party;

(g) Guaranty Obligations (including, without limitation, the Subsidiary Guaranteed Obligations) in favor of Administrative Agent for the benefit of Administrative Agent and the Lenders; and

(h) Guaranty Obligations with respect to Debt permitted pursuant to subsections (a) through (f) of this Section 10.1.

SECTION 10.2. Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

(c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(e) Liens of Administrative Agent for the benefit of Administrative Agent and the Lenders;

(f) Liens not otherwise permitted by this Section 10.2 and in existence on the Closing Date and described on Schedule 10.2; and

(g) Liens securing Debt permitted under Sections 10.1(d) and (e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii)

the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or principal portion of the lease payment amount of such property at the time it was acquired.

SECTION 10.3. Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a) investments (i) in Subsidiaries existing on the Closing Date, (ii) in Subsidiaries formed or acquired after the Closing Date so long as Borrower and its Subsidiaries comply with the applicable provisions of Section 8.11 and (iii) the other existing loans, advances and investments described on Schedule 10.3 existing on the Closing Date;

(b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper, variable or fixed rate notes maturing no more than six (6) months from the date of acquisition thereof and issued by, or guaranteed by, a domestic corporation rated A-1 (or the equivalent thereof) or better by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-1 (or the equivalent thereof) or better by Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by any of the Lenders or commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency, or (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder (such investments described in items (i) through (iv) above, “Cash Equivalents”);

(c) Hedging Agreements permitted pursuant to Section 10.1; and

(d) So long as no Default or Event of Default has occurred and is continuing, or would result therefrom, Permitted Acquisitions.

SECTION 10.4. Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) any Subsidiary of Borrower may merge (i) with any Subsidiary of Borrower or (ii) with Borrower; provided that in the case of clause (i), if any Subsidiary party to such merger is a Subsidiary Guarantor, then the surviving entity shall continue to be a Subsidiary Guarantor and, in the case of clause (ii), Borrower shall be the surviving entity; and

(b) any Subsidiary of Borrower may wind-up into Borrower or any Subsidiary of Borrower; provided that if the Subsidiary winding up is a Subsidiary Guarantor, then such Subsidiary shall wind up into Borrower or a Subsidiary Guarantor.

SECTION 10.5. Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a) the sale of inventory in the ordinary course of business;

(b) the sale of obsolete assets no longer used or usable in the business of Borrower or any of its Subsidiaries;

(c) the transfer of assets to Borrower or any Subsidiary Guarantor pursuant to Section 10.4(b); and

(d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof.

SECTION 10.6. Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its ownership interests; purchase, redeem, retire or otherwise acquire, directly or indirectly, any of its ownership interests, or make any distribution of cash, property or assets among the holders of its ownership interests, or make any change in its capital structure; provided that Borrower or any Subsidiary may pay dividends or make distributions so long as (a) at the time of such dividend or distribution no Event of Default exists or would result therefrom, and (b) at the time of such dividend or distribution and after giving proforma effect thereto as if such dividend or distribution had occurred at the beginning of the applicable four-quarter period, Borrower is in compliance with the financial covenants set forth in Article IX hereof.

SECTION 10.7. Limitations on Exchange and Issuance of Ownership Interests. Issue, sell or otherwise dispose of any class or series of its ownership interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 10.8. Transactions with Affiliates. Except for transactions permitted by Sections 10.3 and 10.6, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, partners or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, partners or other Affiliates, or subcontract any operations to any of its Affiliates, except for loans and advances to employees in the ordinary course of business not to exceed $100,000 in the aggregate at any one time outstanding during the term of this Agreement, or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate, and, if not in the ordinary course of business, are fully disclosed to and approved in writing by the Required Lenders prior to the consummation thereof.

SECTION 10.9. Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of organization or limited partnership certificate (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws, regulations, operating agreement or partnership agreement (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

SECTION 10.10. Restrictive Agreements.

(a) Negative Pledges. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

(b) Restrictions on Dividends. Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of Borrower to pay dividends or distributions to Borrower, except for customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder; and any indenture agreement, instrument or other arrangement relating to the assets or business of any Subsidiary and existing prior to the consummation of the acquisition in which such Subsidiary or its affected assets were acquired.

SECTION 10.11. Nature of Business. Alter the character or conduct of the business conducted by Borrower and its Subsidiaries as of the Closing Date.

SECTION 10.12. Impairment of Security Interests. Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of Administrative Agent with respect to the Collateral or grant to any Person (other than Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Liens permitted under Section 10.2 and asset sales permitted under Section 10.5.

ARTICLE XI

DEFAULT AND REMEDIES

SECTION 11.1. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. Borrower or any Subsidiary thereof shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation and such default shall continue unremedied for three (3) Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party under this Agreement, any other Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. Borrower or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 4.13, 7.1, 7.2 or 7.5(e)(i) or Articles IX or X of this Agreement.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Borrower by Administrative Agent.

(f) Hedging Agreement. Borrower or any Subsidiary thereof shall default in the performance or observance of any terms, covenant, condition or agreement under any Hedging Agreement (including, without limitation, any payment obligation).

(g) Debt Cross-Default. Any Credit Party shall (i) default in the payment of any Debt (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $50,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $50,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due or repurchased, prepaid or redeemed prior to its stated maturity (any applicable grace period having expired).

(h) Other Cross-Defaults. Any Credit Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract which default is not cured within any applicable cure period, unless, but only as long as, the existence of any such default is being contested by such Credit Party in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Credit Party to the extent required by GAAP.

(i) Change in Control. There occurs any Change of Control with respect to Borrower.

(j) Voluntary Bankruptcy Proceeding. Any Credit Party shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of ninety (90) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(l) Failure of Agreements. Any material provision of this Agreement or any material provision of any other Loan Document shall for any reason cease to be valid and binding on any Person party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(m) Termination Event. The occurrence of any of the following events: (i) Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $250,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event which could reasonably result in liability in excess of $250,000 in the aggregate, other than a Termination Event described in clause (c) of the definition thereof, (iv) a Termination Event described in clause (c) of the definition thereof, unless adequate reserves in respect thereof have been established on the books of Borrower or the affected ERISA Affiliate to the extent required by GAAP, or (iv) Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $250,000.

(n) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $250,000 in any Fiscal Year shall be entered against any Credit Party by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

(o) Environmental. Any one or more Environmental Claims shall have been asserted against any Credit Party; Borrower and any its Subsidiaries would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 11.2. Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, Administrative Agent may, or upon the request of the Required Lenders, Administrative Agent shall, by notice to Borrower:

(a) Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging

Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit as to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, Borrower shall at such time deposit in a cash collateral account opened by Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrower.

(c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of Borrower’s Obligations.

SECTION 11.3. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Borrower, any of its Subsidiaries, Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 11.4. Crediting of Payments and Proceeds. In the event that Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (ratably among Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Applicable Law.

SECTION 11.5. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 3.3, 4.3 and 13.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 4.3 and 13.2.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XII

ADMINISTRATIVE AGENT

SECTION 12.1. Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Citibank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and the Issuing Lender, and neither Borrowers nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

SECTION 12.2. Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.3. Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.11 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or the Issuing Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

SECTION 12.4. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.5. Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 12.6. Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Citibank as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 12.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 12.8. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 12.9. Collateral and Guaranty Matters. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by Administrative Agent, for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder, the termination of the Lenders’ Commitments and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 13.11, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1. Notices.

(a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to Administrative Agent as understood by Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to Borrower:	Radyne Corporation
3138 East Elwood St.
Phoenix, Arizona 85034
Attention: Malcolm Persen, CFO
Telephone No.: (602) 437-9620
Telecopy No.: (602) 437-3781

With copies to:	Radyne Corporation
3138 East Elwood St.
Phoenix, Arizona 85034
Attention: Garry Kline
Telephone No.: (602) 889-3245
Telecopy No.: (602) 437-3781

If to Citibank as	Citibank, N.A.
Administrative Agent:	Agency Services
(for payments and	210 W. Lexington Drive
borrowing requests)	Glendale, CA 91203
Attention: Gohar Karapetyan
Telephone No.: (818) 662-2618
Telecopy No.: (866) 634-5642

Other notices to	Citibank, N.A.
Administrative Agent:	8401 N. Central Expressway
Suite 500
Dallas, TX 75225
Attention: Bill McCoy
Telephone No.: (972) 419-3351
Telephone No.: (817) 348-7157
Telecopy No.: (972) 419-3589

If to any Lender:	To the address set forth on the Register hereto

(c) Administrative Agent’s Office. Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to Borrower and Lenders, as Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

SECTION 13.2. Expenses; Indemnity.

(a) Costs and Expenses. Borrower and each other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s applicable percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 4.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 13.3. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of Borrower or any other Credit Party against any and all of the obligations of Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 13.4. Governing Law.

(a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of Texas, without reference to the conflicts or choice of law principles thereof.

(b) Submission to Jurisdiction. Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Texas sitting in Dallas County and of the United States District Court sitting in Dallas County, Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 13.5. Waiver of Jury Trial; Binding Arbitration.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(b) This Section concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or Affiliate of any Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(c) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Arbitration Act”). The Arbitration Act will apply even though this Agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

(d) Arbitration proceedings will be determined in accordance with the Arbitration Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, Administrative Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(e) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(f) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(g) This Section does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(h) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

SECTION 13.6. Reversal of Payments. To the extent Borrower makes a payment or payments to Administrative Agent for the ratable benefit of the Lenders or Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by Administrative Agent.

SECTION 13.7. Injunctive Relief; Punitive Damages.

(a) Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) Punitive Damages. Administrative Agent, the Lenders and Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that it may now have or that may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 13.8. Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by Administrative Agent to the contrary agreed to by Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by Borrower’s certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date Borrower and the Required Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

SECTION 13.9. Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless such assignment is made to an existing Lender, to an Affiliate thereof, or to an Approved Fund, in which case no minimum amount shall apply, unless each of Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth (5th) Business Day;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) any assignment of a Revolving Credit Commitment must be approved by Administrative Agent, the Swingline Lender and the Issuing Lender unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 13.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Dallas, Texas, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, with respect to such Lender’s information contained therein, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 13.11 that directly affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 6.11 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 4.11(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 13.10. Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower, any Subsidiary or any of their respective Affiliates relating to Borrower, any Subsidiary or any of their respective Affiliates or businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary; provided that, in the case of information received from Borrower, any Subsidiary or any of their respective Affiliates after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 13.11. Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and delivered to Administrative Agent and, in the case of an amendment, signed by Borrower; provided, that no amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(d) change Section 4.4 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release all of the Subsidiary Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 12.9), without the written consent of each Lender; or

(g) release or permit a Lien of Administrative Agent to be subordinated with respect to all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 12.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 13.12. Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 13.13. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, Administrative Agent and any Persons designated by Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 13.14. Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which Administrative Agent and the Lenders are entitled under the provisions of this Article and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.15. Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 13.16. Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.17. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 13.18. INTEGRATION. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, COMPRISES THE COMPLETE AND INTEGRATED AGREEMENT OF THE PARTIES ON THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS, WRITTEN OR ORAL, ON SUCH SUBJECT MATTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THIS AGREEMENT AND THOSE OF ANY OTHER LOAN DOCUMENT, THE PROVISIONS OF THIS AGREEMENT SHALL CONTROL; PROVIDED THAT THE INCLUSION OF SUPPLEMENTAL RIGHTS OR REMEDIES IN FAVOR OF ADMINISTRATIVE AGENT OR THE LENDERS IN ANY OTHER LOAN DOCUMENT SHALL NOT BE DEEMED A CONFLICT WITH THIS AGREEMENT. EACH LOAN DOCUMENT WAS DRAFTED WITH THE JOINT PARTICIPATION OF THE RESPECTIVE PARTIES THERETO AND SHALL BE CONSTRUED NEITHER AGAINST NOR IN FAVOR OF ANY PARTY, BUT RATHER IN ACCORDANCE WITH THE FAIR MEANING THEREOF.

SECTION 13.19. Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 13.20. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

SECTION 13.21. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 13.22. Inconsistencies with Other Documents; Independent Effect of Covenants. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on Borrower or its Subsidiaries or further restricts the rights of Borrower or its Subsidiaries or gives Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b) Borrower expressly acknowledges and agrees that each covenant contained in Articles IX, X, or XI hereof shall be given independent effect. Accordingly, Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X, or XI if, before or after giving effect to such transaction or act, Borrower shall or would be in breach of any other covenant contained in Articles IX, X, or XI.

SECTION 13.23. Fax Transmission. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

SECTION 13.24. USA Patriot Act. Administrative Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and Subsidiary Guarantors, which information includes the name and address of Borrower and Subsidiary Guarantors and other information that will allow such Lender to identify Borrower and Subsidiary Guarantors in accordance with the Act.

SECTION 13.25. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by any Lender exceeds the Maximum Rate, Administrative Agent may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. To the extent Chapter 303 of the Texas Finance Code is relevant to the purpose of determining the Maximum Rate applicable to any Lender, each Lender and Borrower elect to determine the applicable rate ceiling under such Chapter by the “weekly rate ceiling” from time to time in effect.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

RADYNE CORPORATION
as Borrower

By:	/s/ Malcolm C. Persen
Malcolm C. Persen
Chief Financial Officer

CITIBANK, N.A.
as Administrative Agent and a Lender

By:	/s/ J. William McCoy
J. William McCoy
Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WELLS FARGO HSBC TRADE BANK, N.A.,
as a Lender

By:	/s/ Robert Corder
Robert Corder
Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBIT A-1

to

Credit Agreement

dated as of August 31, 2007

by and among

Radyne Corporation,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Citibank, N.A.,

as Administrative Agent

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

$	August , 2007

FOR VALUE RECEIVED, the undersigned, RADYNE CORPORATION, a corporation organized under the laws of Delaware (“Borrower”), promises to pay to the order of                      (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of                      DOLLARS ($                    ) or, if less, the principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of August     , 2007 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among Borrower, the lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Citibank, N.A., as administrative agent (“Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable. Without limiting the preceding sentence, reference is made to the provisions of the Credit Agreement concerning the Maximum Rate.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND ALL ISSUES RELATED TO THE LEGALITY, VALIDITY OR ENFORCEABILITY HEREOF AND THEREOF SHALL BE DETERMINED UNDER THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

RADYNE CORPORATION

By:
Name:
Title:

EXHIBIT A-2

to

Credit Agreement

dated as of August 31, 2007

by and among

Radyne Corporation,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Citibank, N.A.,

as Administrative Agent

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

$3,000,000.00	August 31, 2007

FOR VALUE RECEIVED, the undersigned, RADYNE CORPORATION, a corporation organized under the laws of Delaware (“Borrower”), promises to pay to the order of CITIBANK, N.A. (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of August     , 2007 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among Borrower, the Lenders who are or may become a party thereto, as Lenders (the “Lenders”), and Citibank, N.A., as Administrative Agent (“Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable. Without limiting the preceding sentence, reference is made to the provisions of the Credit Agreement concerning the Maximum Rate.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND ALL ISSUES RELATED TO THE LEGALITY, VALIDITY OR ENFORCEABILITY HEREOF AND THEREOF SHALL BE DETERMINED UNDER THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

RADYNE CORPORATION

By:
Name:
Title:

EXHIBIT B

to

Credit Agreement

dated as of August 31, 2007

by and among

Radyne Corporation,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Citibank, N.A.,

as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of:

Citibank, N.A.,

    as Administrative Agent

210 W. Lexington Drive

Glendale, CA 91203

Telecopy No. (866) 634-5642

Attention: Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Credit Agreement dated as of August     , 2007 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among RADYNE CORPORATION, a corporation organized under the laws of Delaware (“Borrower”), the lenders who are or may become party thereto, as lenders (the “Lenders”), and Citibank, N.A., as administrative agent (“Administrative Agent”).

1. Borrower hereby requests that the Lenders make a [Revolving Credit Loan] [Swingline Loan] to Borrower in the aggregate principal amount of $            . (Complete with an amount in accordance with Section 2.3(a) of the Credit Agreement.)

2. Borrower hereby requests that such Loan be made on the following Business Day:                . (Complete with a Business Day in accordance with Section 2.3(a) of the Credit Agreement for Revolving Credit Loans or Swingline Loans).

3. Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBOR Rate Only)	Termination Date for Interest Period (if applicable)
[Base Rate or LIBOR Rate][1]

4. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

6. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[1]	Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans and (ii) the Base Rate for Swingline Loans.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the      day of             , 200    .

RADYNE CORPORATION

By:
Name:
Title:

EXHIBIT C

to

Credit Agreement

dated as of August 31, 2007

by and among

Radyne Corporation,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Citibank, N.A.,

as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Citibank, N.A.,

    as Administrative Agent

210 W. Lexington Drive

Glendale, CA 91203

Telecopy No. (866) 634-5642

Attention: Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of August     , 2007 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among RADYNE CORPORATION, a corporation organized under the laws of Delaware (“Borrower”), the lenders who are or may become party thereto, as lenders (the “Lenders”), and Citibank, N.A., as administrative agent (“Administrative Agent”).

1. Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:
Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to Administrative Agent.

3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the              day of             , 200    .

RADYNE CORPORATION

By:
Name:
Title:

EXHIBIT D

to

Credit Agreement

dated as of August 31, 2007

by and among

Radyne Corporation,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Citibank, N.A.,

as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:

Citibank, N.A.,

    as Administrative Agent

210 W. Lexington Drive

Glendale, CA 91203

Telecopy No. (866) 634-5642

Attention: Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Credit Agreement dated as of August     , 2007 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among RADYNE CORPORATION, a corporation organized under the laws of Delaware (“Borrower”), the lenders who are or may become party thereto, as lenders (the “Lenders”), and Citibank, N.A., as administrative agent (“Administrative Agent”).

1. Borrower hereby provides notice to Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]:                    . (Complete with an amount in accordance with Section 2.4 and/or 4.4 of the Credit Agreement.)

2. The Loan to be prepaid is a [check each applicable box]

☐	Swingline Loan

☐	Revolving Credit Loan

3. Borrower shall repay the above-referenced Loans on the following Business Day:                    . (Complete with a Business Day at least one (1) Business Day subsequent to the date of this Notice of Prepayment with respect to any Swingline Loan or any Base Rate Loan and three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the              day of             , 200    .

RADYNE CORPORATION

By:
Name:
Title:

EXHIBIT E

to

Credit Agreement

dated as of August 31, 2007

by and among

Radyne Corporation,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Citibank, N.A.,

as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Citibank, N.A.,

    as Administrative Agent

210 W. Lexington Drive

Glendale, CA 91203

Telecopy No. (866) 634-5642

Attention: Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 4.2 of the Credit Agreement dated as of August     , 2007 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among RADYNE CORPORATION, a corporation organized under the laws of Delaware (“Borrower”), the lenders who are or may become party thereto, as Lenders (the “Lenders”), and Citibank, N.A., as Administrative Agent (“Administrative Agent”).

1. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The principal amount of such Loan to be converted is $ .

(c)	The requested effective date of the conversion of such Loan is .

(d)	The requested Interest Period applicable to the converted Loan is .

☐	Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be converted is $ .

(d)	The requested effective date of the conversion of such Loan is .

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be continued is $ .

(d)	The requested effective date of the continuation of such Loan is .

(e)	The requested Interest Period applicable to the continued Loan is .

2. The principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

3. All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the              day of             , 200    .

RADYNE CORPORATION

By:
Name:
Title:

EXHIBIT F

to

Credit Agreement

dated as of August 31, 2007

by and among

Radyne Corporation,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Citibank, N.A.,

as Administrative Agent

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of RADYNE CORPORATION, a corporation organized under the laws of Delaware (“Borrower”), hereby certifies to Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This Certificate is delivered to you pursuant to Section 7.2 of the Credit Agreement dated as of August ___, 2007 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among Borrower, the lenders who are or may become party thereto, as Lenders (the “Lenders”), and Citibank, N.A., as Administrative Agent (“Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of Borrower and its Subsidiaries dated as of              and for the              period[s] then ended and such statements fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto].

4. The Applicable Margin and calculations determining such figures are set forth on the attached Schedule 1, Borrower and its Subsidiaries are in compliance with the financial covenants contained in Article IX of the Credit Agreement as shown on such Schedule 1 and Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

[Signature Page Follows]

WITNESS the following signature as of the              day of             , 200    .

RADYNE CORPORATION

By:
Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

[To be provided by Borrower in a form acceptable to Administrative Agent]

EXHIBIT G

to

Credit Agreement

dated as of August 31, 2007

by and among

Radyne Corporation,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Citibank, N.A.,

as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender] 1]

3.	Administrative Agent: Citibank, N.A., as Administrative Agent under the Credit Agreement

4.	Credit Agreement: The Credit Agreement dated as of August , 2007 among Radyne Corporation, the Lenders party thereto and Citibank, N.A., as Administrative Agent.

[1]	Select as applicable.

5.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders[2]	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans[3]	CUSIP Number
$	$	%
$	$	%
$	$	%

[6.	Trade Date: ][4]

Effective Date:                                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

CITIBANK, N.A.,
as Administrative Agent

By:
Title:

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By:
Title:

[5]	To be added only if the consent of Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas without reference to the conflicts or choice of law principles thereof.